CADENCE RESOURCES CORPORATION
                             4110 Copper Ridge Drive
                                    Suite 100
                          Traverse City, Michigan 49684





                                                               December 28, 2005


(Via EDGAR Filing)
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

                 RE: WITHDRAWAL OF FILING MADE NOVEMBER 10, 2005
                   WITH RESPECT TO REGISTRATION NO. 33-110099

Ladies and Gentlemen:

               Cadence Resources Corporation hereby requests the withdrawal of the filing made November 10, 2005 to Cadence's registration statement on Form SB-2, SEC Registration No. 333-110099, with SEC Accession Number
0001144204-05-034858. That filing contained a Header Form Submission Type of "SB-2/A" which was in error.

               Cadence expects to file later this week a Post-Effective Amendment No. 2 to its Form SB-2, Registration No. 333-110099, using the correct Edgar Header Form Submission Type of "POS AM."

               Please do not hesitate to contact our attorney Timothy I. Kahler at (212) 704-6169 with any comments or questions.

                                            Very truly yours,
                                            CADENCE RESOURCES CORPORATION


                                            By: /s/ William W. Deneau
                                                ---------------------------
                                                William W. Deneau
                                                President